Exhibit 23.1

[Letterhead of Ernst & Young]

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2008 (except Note 34, as to which the date is May 30, 2008), relating to the financial statements of Ecopetrol S.A., incorporated by reference in its Registration Statement on Form F-4 filed with the United States Securities and Exchange Commission on August 31, 2009.

/s/ Francisco J. González R.

Francisco J. González R.
Independent Accountant
(Statutory Auditor of Ecopetrol S.A. until March 31, 2008)
Professional Card 13442-T
Designated by Ernst & Young Audit Ltda. TR-530

Bogotá, D.C., Colombia
August 31, 2009